Exhibit 11

BOISE CASCADE CORPORATION AND SUBSIDIARIES
Computation of Per Share Earnings

	Year Ended December 31
	2003	2002		2001
	(thousands, except per-share amounts)
Basic
Income (loss) before cumulative effect of accounting changes	$17,075	$11,340		$(42,501)
Preferred dividends(a)	(13,061)	(13,101)		(13,085)

Basic income (loss) before cumulative effect of accounting changes	4,014	(1,761)		(55,586)
Cumulative effect of accounting changes, net of income tax	(8,803)	—		—

Basic loss	$(4,789)	$(1,761)		$(55,586)

Average shares used to determine basic income (loss) per common share	60,093	58,216		57,680

Basic income (loss) per common share before cumulative effect of accounting changes	$.07	$(.03)		$(.96)
Cumulative effect of accounting changes	(.15)	—		—

Basic loss per common share	$(.08)	$(.03)		$(.96)

Diluted
Basic income (loss) before cumulative effect of accounting changes	$4,014	$(1,761)		$(55,586)
Preferred dividends eliminated	13,061	13,101		13,085
Supplemental ESOP contribution	(11,829)	(11,809)		(11,738)

Diluted income (loss) before cumulative effect of accounting changes	5,246	(469)		(54,239)
Cumulative effect of accounting changes	(8,803)	—		—

Diluted loss	$(3,557)	$(469)		$(54,239)

Average shares used to determine basic loss per common share	60,093	58,216		57,680
Stock options and other	734	355		447
Series D Convertible Preferred Stock	3,353	3,519		3,670

Average shares used to determine diluted income (loss) per common share	64,180	62,090		61,797

Diluted income (loss) per common share before cumulative effect of accounting changes	$.08 (b)	$(.01	)(b)	$(.88	)(b)
Cumulative effect of accounting changes	(.14)	—		—

Diluted loss per common share(b)	$(.06)	$(.01)		$(.88)

(a)
The dividend attributable to the company's Series D Convertible Preferred Stock held by the company's ESOP (employee stock ownership plan) is net of a tax benefit.

(b)
For the years ended December 31, 2003, 2002, and 2001, the computation of diluted loss per common share was antidilutive; therefore, amounts reported for basic and diluted loss were the same.